Exhibit 99.1

Nemaura Medical Reports Financial Results and Provides Business Update for the Fiscal Year Ended March 31, 2023

Loughborough, England, July 14, 2023 (GLOBE NEWSWIRE) — Nemaura Medical, Inc. (Nasdaq: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing a daily disposable, wearable glucose sensor and supporting personalized lifestyle coaching programs, today provides a business update and financial results for the fiscal year ended March 31, 2023.

Corporate Highlights:

  Entered into a Registered Direct Offering and concurrent Private Placement for gross proceeds of approximately $8.4 million (before expenses).
  Signed a preliminary agreement with Eversana to support a planned commercial launch of its Diabetes and Metabolic Health programs in the USA.
  Announced initial patient data from UK NHS (National Health Service) Miboko Study that thus far demonstrated weight loss in 100% of participants, with further studies ongoing. The data is expected to support reimbursement applications and product marketing in various territories.
  Continued to work with Benchmark Electronics Inc as a contract manufacturing partner (CMO) to facilitate future volume scale-up manufacture of the electronic transmitter at its FDA approved facility in Thailand, in anticipation of commercial-sales ramp-up.
  Completed phased delivery of transmitters against the purchase order received from MSW in December 2021.
  Received a provisional purchase order for 1.7 million sensors from its licensee TPMENA in anticipation of product registration in the KSA.

“We continue to build momentum on both manufacturing activities and consumer feedback through pilot trials, in preparation for scaling up commercial sales activities. The trials with the NHS in the UK have demonstrated the commercial potential for our sensors and digital health and wellbeing programs and has allowed us to undertake continuous refinements prior to commercial scale-up initiatives. Similarly, we believe working with world-class contract manufacturers and advancing our manufacture scale-up, and ensuring a well-managed supply chain through forward planning will support our planned commercial endeavours”, commented Dr Faz Chowdhury, CEO of Nemaura medical. “During the new fiscal year our focus is on global partnerships and revenue ramp-up, leveraging off the progress we have made on the product refinement and feedback, and product manufacture”.

FY2022 Financial Summary:

  Research and development expenses were consistent with the prior year at approximately $1.5 million.
  General and administrative expenses were $6,590,227 and $6,173,049 for the fiscal years ended March 31, 2023 and 2022, respectively. These expenses consisted of fees for legal, professional, consultancy, audit services, investor relations, insurance, advertising, and general and operational wages. The year-over-year increase in expenses were driven predominantly by increased wages, as the Company has increased headcount to support the operational scale-up process across both its UK and U.S. teams.
  Cash and cash equivalents at 31st March 2023 were approximately $10.1m

About Nemaura Medical, Inc.

Nemaura Medical, Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT®and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service and has been launched in the U.S. as a general wellness product as part of its BEAT®diabetes program that is currently undergoing pilot studies.

Additionally, Nemaura has launched a beta trial of Miboko, a metabolic health and well-being program using a non-invasive glucose sensor along with an AI mobile application that helps a user understand how certain foods and lifestyle habits can impact one’s overall metabolic health and well-being. Nemaura believes that up to half the population could benefit from a sensor and program that monitors metabolic health and well-being.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:

IR@NemauraMedical.com